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                                                                 Exhibit (d)(10)

                       Columbia Management Advisors, Inc.
                              One Financial Center
                          Boston, Massachusetts 02111

Mr. Dwight E. Vicks, Jr.                                       February 28, 2004
Chairman of the Board of Trustees
The Galaxy Fund
One Financial Center
Boston, MA  02111

                  Re:  Advisory Fee Waiver

Dear Mr. Vicks:

     Reference is hereby made to the Advisory Agreement dated as of May 19, 1994 and the addenda thereto (the "Agreement") between The Galaxy Fund ("Galaxy") and Columbia Management Advisors, Inc. ("Columbia"), successor by merger to Fleet Investment Advisors Inc. Intending to be legally bound, Columbia hereby agrees to waive a portion of the advisory fees which it is entitled to receive pursuant to the Agreement with respect to Galaxy's Prime Reserves, Government Reserves and Tax-Exempt Reserves (the "Funds") for the period February 28, 2004 through February 27, 2005 so that the advisory fees for each Fund will not exceed 0.20% of each Fund's average daily net assets. Columbia acknowledges that it will not be entitled to collect on or make a claim for waived advisory fees at any time in the future.

     The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of Galaxy. The obligations of "The Galaxy Fund" entered into the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of Galaxy personally, but bind only the property of Galaxy, and all persons dealing with any class of shares of Galaxy must look solely to the property of Galaxy belonging to such class for the enforcement of any claims against Galaxy.


                                      COLUMBIA MANAGEMENT ADVISORS, INC.


                                      By: Glen P. Martin
                                          --------------
                                      Title:  Director-Columbia Management Group

Your signature below acknowledges
your acceptance of the foregoing.

THE GALAXY FUND

By:
    --------------------------
    Dwight E. Vicks, Jr.
    Chairman of the Board